Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2016 Results
LAFAYETTE, LA. November 7, 2016

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2016. Some items of note include:

•	Production volumes exceeded the upper end of third quarter 2016 guidance

•	Execution of a restructuring support agreement with noteholders

•	Execution of a purchase and sale agreement for Appalachian assets

•	Amethyst well stimulation initiated

Financial Results

Stone reported a third quarter of 2016 net loss of $89.6 million, or $16.01 per share, on oil and gas revenue of $93.4 million, compared to a net loss of $292.0 million, or $52.82 per share, on oil and gas revenue of $128.4 million in the third quarter of 2015. The adjusted net loss for the third quarter of 2016, which excludes impairment charges of $36.5 million, was $41.5 million, or $7.40 per share. Net cash provided by operating activities totaled $35.0 million for the third quarter of 2016, while discretionary cash flow totaled $24.6 million during the third quarter of 2016, as compared to $53.3 million and $66.9 million, respectively, during the third quarter of 2015. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for reconciliations of adjusted net loss, a non-GAAP financial measure, to net loss, and discretionary cash flow, a non-GAAP financial measure, to net cash provided by operating activities.

Net daily production during the third quarter of 2016 averaged 39.1 thousand barrels of oil equivalent (MBoe) per day (235 million cubic feet of gas equivalent (MMcfe) per day), compared to net daily production of 29.0 MBoe (174 MMcfe) per day in the second quarter of 2016 and net daily production of 39.8 MBoe (239 Mcfe) per day in the third quarter of 2015. The third quarter 2016 production mix was approximately 43% oil, 38% natural gas and 19% natural gas liquids (NGLs), and included approximately 20 MBoe (123 MMcfe) per day from the Gulf of Mexico (GOM) and 19 MBoe (112 MMcfe) per day from Appalachia.

Production guidance for the fourth quarter of 2016 is estimated at 41 - 43 MBoe per day (246 - 258 MMcfe per day). This guidance assumes the Mary field is online throughout the fourth quarter of 2016 under the interim midstream agreement, with Appalachia averaging approximately 120 MMcfe - 140 MMcfe per day. Our full year production guidance has been adjusted to account for these factors as well. Our updated production guidance for fiscal year 2016 is 35 - 37 MBoe (210 - 222 MMcfe) per day.

Prices realized during the third quarter of 2016 averaged $45.50 per barrel of oil, $9.72 per barrel of NGLs and $1.93 per Mcf of natural gas. Average realized prices for the third quarter of 2015 were $69.59 per barrel of oil, $7.82 per barrel of NGLs and $2.09 per Mcf of natural gas. Effective hedging transactions increased the average realized price of natural gas by $0.30 per Mcf and increased the average realized price of oil by $3.40 per barrel in the third quarter of 2016. Effective hedging transactions increased the average realized price of natural gas by $0.44 per Mcf and increased the average realized price of oil by $24.08 per barrel in the third quarter of 2015.

Lease operating expenses during the third quarter of 2016 totaled $17.0 million ($4.72 per Boe or $0.79 per Mcfe), compared to $24.2 million ($6.62 per Boe or $1.10 per Mcfe) in the third quarter of 2015. The decrease in third quarter 2016 lease operating expenses is primarily attributable to service cost reductions, the implementation of cost-savings measures and operating efficiencies. Lease operating expenses are expected to increase in the fourth quarter of 2016 due to a scheduled well intervention operation on the deep water Amethyst well.

Other operational expenses during the third quarter of 2016 totaled $9.1 million, compared to $0.4 million in the third quarter of 2015. The increase is primarily due to charges related to the terminations of an offshore vessel contract and our Appalachian drilling rig contract, and rig subsidy and stacking charges associated with a deep water rig, the Appalachian rig and the platform rig at Pompano. Other operational expenses for the nine months ended September 30, 2016 totaled $49.3 million, and included $6.0 million relating to a non-cash, cumulative foreign currency loss, $27.5 million in contract termination charges and $15.3 million in rig subsidy charges. We expect other operational expenses to decline significantly in the fourth quarter of 2016 due to the termination of the rig and vessel contracts.

Transportation, processing and gathering (TP&G) expenses during the third quarter of 2016 totaled $10.6 million ($2.96 per Boe or $0.49 per Mcfe), compared to $18.2 million ($4.97 per Boe or $0.83 per Mcfe) during the third quarter of 2015. This decrease is due primarily to the beneficial terms of the interim gas gathering and processing agreement in Appalachia that was executed at the end of the second quarter of 2016. Since production rates in Appalachia continue to improve, we also expect TP&G expenses to increase in the fourth quarter of 2016. TP&G guidance for 2016 has been updated accordingly.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2016 totaled $58.9 million ($16.08 per Boe or $2.68 per Mcfe), compared to $61.9 million ($16.60 per Boe or $2.77 per Mcfe), in the third quarter of 2015. The decrease is primarily attributable to the ceiling test write-downs of oil and gas properties.

Salaries, general and administrative (SG&A) expenses (exclusive of incentive compensation) for the third quarter of 2016 were $15.4 million ($4.29 per Boe or $0.71 per Mcfe), compared to $19.6 million ($5.34 per Boe or $0.89 per Mcfe), in the third quarter of 2015. The decrease in SG&A was primarily attributable to staff and other cost reductions and termination charges associated with the early termination of an office lease.

Incentive compensation expense for the third quarter of 2016 was $2.2 million, compared to $0.8 million in the third quarter of 2015. The 2016 incentive compensation cash bonuses are calculated based on the achievement of certain strategic objectives for each quarter of 2016. Portions of the 2016 incentive cash bonuses replace amounts previously awarded to employees as stock-based compensation, which is reflected in SG&A, resulting in higher incentive compensation expense in the third quarter of 2016 compared to the third quarter of 2015.

Accretion expense for the third quarter of 2016 was $10.1 million, compared to $6.5 million in the third quarter of 2015. The increase was due to a higher applicable discount rate used to calculate the present value of the asset retirement obligations compared to prior years. Stone expects accretion expense to remain relatively flat for the remainder of 2016.

Interest expense for the third quarter of 2016 was $16.9 million, compared to $10.9 million in the third quarter of 2015. The increase in interest expense was primarily due to an increase in borrowed funds, combined with a lower capitalized portion. Stone expects interest expense to remain relatively flat for the remainder of 2016.

Restructuring expenses for the third quarter of 2016 were $5.8 million. These fees related to expenses supporting a restructuring effort including legal and financial advisory costs for Stone, our bank group and our noteholders. The quarterly amount of restructuring fees is difficult to forecast as they will be highly dependent on the level of legal and financial advisory activity.

Capital Expenditures Update

Capital expenditures for the third quarter of 2016 were approximately $25.8 million, which included $7.7 million of previously committed seismic expenditures and $4.4 million of plugging and abandonment expenditures. Third quarter 2016 capital expenditures included drilling two horizontal wells in Appalachia. During the third quarter of 2016, we incurred charges of approximately $9.1 million for rig stacking or subsidy expenses, the termination of our drilling rig contract with an Appalachian rig contractor and the termination of an offshore vessel contract, all of which were charged to other operational expenses and excluded from capital expenditures. Further, $4.8 million of SG&A expenses and $6.9 million of interest were capitalized during the third quarter of 2016, and were excluded from the capital expenditure budget. Third quarter 2015 capital expenditures were approximately $124.6 million, which included $23.9 million of plugging and abandonment expenditures, and excluded $6.0 million of

SG&A expenses and $10.3 million of interest that were capitalized. For the nine months ended September 30, 2016, capital expenditures totaled $139.2 million, which included $15.4 million of seismic expenditures and $13.5 million of plugging and abandonment expenditures. The rig stacking, subsidy and termination charges for the nine months ended September 30, 2016 totaled $42.8 million and were included in other operational expenses.

In early 2016, Stone’s Board of Directors authorized an initial 2016 capital expenditure budget of $200 million, which did not include rig subsidies or rig stacking expenses that were projected to be approximately $40 million to $50 million. The budget was primarily focused on the Pompano platform rig development program and drilling one deep water development well and one or two deep water exploration wells.

However, to further reduce capital expenditures for 2016, we elected to temporarily stack the Pompano platform drilling rig in place. We currently expect to resume drilling operations in early 2017. In addition, as previously announced, we reached an agreement to terminate our deep water rig contract, offshore vessel contract, and Appalachian rig contract.

This updated rig schedule and other cost reduction efforts have decreased our projected annual capital expenditures, which are now expected to approximate $160 million to $170 million for 2016. The budget excludes acquisitions, capitalized SG&A and interest. As noted above, the rig stacking, subsidy and termination charges were accounted for in other operational expenses (not capital expenditures) and are expected to be approximately $46 million for 2016.

Supplemental Bonding Update

As previously reported, on March 21, 2016, the Bureau of Ocean Energy Management ("BOEM") notified Stone that we no longer qualified for a supplemental bonding waiver under the financial criteria specified in BOEM’s guidance to lessees at that time. In late March 2016, we proposed a tailored plan to BOEM for financial assurances relating to our abandonment obligations, which provides for posting incremental financial assurances in favor of BOEM. On May 13, 2016, we received notice letters from BOEM rescinding its demand for supplemental bonding with the understanding that we will continue to work with BOEM to finalize the implementation of our long-term tailored plan. We have submitted our tailored plan to BOEM and are awaiting its review and approval.

Additionally, on July 14, 2016, BOEM issued a Notice to Lessees (“NTL”) that augments requirements for the posting of additional financial assurances by offshore lessees. The NTL, effective September 12, 2016, does away with the agency's past practice of waiving supplemental bonding obligations where a company could demonstrate a certain level of financial strength. Instead, BOEM will allow companies to “self-insure,” but only up to 10% of a company’s “tangible net worth.” BOEM tentatively expects to approve or deny tailored plans submitted by lessees on or around September 11, 2017, although extensions may be granted to companies actively working with BOEM to finalize tailored plans. We received a “Self-Insurance” letter from BOEM dated September 30, 2016 stating that we are not eligible to self-insure any of our additional security obligations. We received a “Proposal” letter from BOEM dated October 20, 2016 indicating that additional security will be required, and we intend to work with BOEM to adjust our previously submitted tailored plan for the provision of new financial assurances required to be posted as a result of the new NTL. Our revised proposed plan would require approximately $35 million to $40 million of incremental financial assurance or bonding for 2016 through 2017, a portion of which may require cash collateral. Under the revised plan, additional financial assurance would be required for subsequent years. There is no assurance this tailored plan will be approved by BOEM.

Liquidity Update

As previously reported, on June 14, 2016, we entered into an amendment with our bank group, which amended the credit agreement to (i) increase the borrowing base to $360.0 million from $300.0 million, (ii) provide for no redetermination of the borrowing base by the lenders until January 15, 2017, other than an automatic reduction upon the sale of certain of the company’s properties, (iii) permit second lien indebtedness to refinance the existing 1¾% Senior Convertible Notes due in March 2017 (the “2017 Convertible Notes”) and 7½% Senior Notes due in 2022 (“the 2022 Notes”), (iv) revise the maximum Consolidated Funded Leverage ratio to be 5.25x for the fiscal quarter ending June 30, 2016, 6.50x for the fiscal quarter ending September 30, 2016, 9.50x for the fiscal quarter ending December 31, 2016 and 3.75x thereafter, (v) require minimum liquidity of at least $125.0 million until January 15, 2017, (vi) impose limitations on capital expenditures to $60.0 million from June 2016 through December

2016 (excluding up to $25 million for completion expenditures in Appalachia), (vii) grant the lenders a perfected security interest in all deposit accounts and (viii) provide for anti-hoarding cash provisions for amounts in excess of $50.0 million to apply after December 10, 2016. Upon execution of the amendment, we repaid $56.8 million of borrowings, resulting in the elimination of our borrowing base deficiency and bringing our total borrowings and letters of credit outstanding under the credit facility in conformity with the $360.0 million borrowing base. We were in compliance with all covenants under the amended bank credit facility as of September 30, 2016, however, the minimum liquidity requirement and other restrictions under the credit facility may prevent us from being able to meet our interest payment obligation on the 2022 Notes in the fourth quarter of 2016 as well as the subsequent maturity of our 2017 Convertible Notes. Additionally, we anticipate that we could exceed the Consolidated Funded Leverage financial covenant of 3.75x at the end of the first quarter of 2017 unless a material portion of our debt is repaid, reduced or exchanged into equity.

We have an interest payment obligation under our 2022 Notes of approximately $29.2 million, due on November 15, 2016. The indenture governing the 2022 Notes provides a 30-day grace period that extends the latest date for making this cash interest payment to December 15, 2016 before an event of default occurs under the indenture, which would give the trustee or the holders of at least 25% in principal amount of the 2022 Notes the option to accelerate payment of the principal plus accrued and unpaid interest on the 2022 Notes.

As of September 30, 2016, the current portion of long-term debt of $292.8 million consisted of $292.4 million of 2017 Convertible Notes and $0.4 million of principal payments due within one year on our building loan. On September 30 and November 7, 2016, we had $341.5 million of outstanding borrowings and $12.5 million of outstanding letters of credit, leaving $6.0 million of availability under the bank credit facility.

As of September 30, 2016 and November 7, 2016, Stone had cash on hand of approximately $182.4 million and $181.5 million, respectively.

Restructuring Update

Restructuring Support Agreement

As previously announced, on October 20, 2016, we entered into a restructuring support agreement (the "RSA") with noteholders holding approximately 85.4% of the aggregate principal amount of the 2017 Convertible Notes and the 2022 Notes (together the “Notes” and the holders thereof, the “Noteholders”), to support a restructuring on the terms of a pre-packaged plan of reorganization (the “Plan”). The RSA contemplates that Stone will file for voluntary relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in a United States Bankruptcy Court (the “Bankruptcy Court”) on or before December 9, 2016 to implement the Plan in accordance with the term sheet annexed to the RSA. Pursuant to the terms of the RSA, the Noteholders will receive (i) 95% of the common stock in reorganized Stone, (ii) $225 million of new 7.5% second lien notes due 2022 and (iii) $150 million of the net cash proceeds from the sale of Stone’s approximately 86,000 net acres in the Appalachia regions of Pennsylvania and West Virginia (the “Properties”) plus 85% of the net cash proceeds from the sale of the Properties in excess of $350 million, if any. Existing common stockholders of Stone will receive their pro rata share of 5% of the common stock in reorganized Stone and warrants for up to 15% of the post-petition equity, exercisable upon the company reaching certain benchmarks pursuant to the terms of the proposed new warrants. Further, all claims of creditors with unsecured claims other than claims by the Noteholders, including vendors, shall be unaltered and will be paid in full in the ordinary course of business to the extent such claims are undisputed.

The RSA contains certain covenants on the part of Stone and the Noteholders who are signatories to the RSA, including that such Noteholders will vote in favor of the Plan, support the sale of the Properties, and otherwise facilitate the restructuring transaction, in each case subject to certain terms and conditions in the RSA. Consummation of the Plan will be subject to customary conditions and other requirements, as well as the sale by Stone of the Properties for a cash purchase price of at least $350 million and approval of the Bankruptcy Court. The RSA also provides for termination by each party, or by either party, upon the occurrence of certain events, including without limitation, termination by the Noteholders upon Stone’s failure to achieve certain milestones set forth in Schedule 1 to the RSA, as amended by the RSA Amendment, discussed below.

On November 4, 2016, we entered into an amendment to the RSA (the “RSA Amendment”) with the Noteholders pursuant to which (i) Stone will be obligated to, at any time upon the written request of the Noteholders or their counsel, provide in writing to counsel to the Noteholders the good faith estimate of Stone – together with documentation requested by the Noteholders or their counsel – of any cure amounts or other payment obligations of Stone arising or resulting from the assumption of executory contracts or unexpired leases on both a “per contract” basis and in the aggregate, (ii) the Noteholders will have the option to terminate the RSA at any time that the Noteholders determine, in their sole discretion, that the total amount of all such payments exceeds an amount acceptable to the Noteholders, (iii) the Noteholders will have the unilateral right to extend the automatic termination of the RSA if the restructuring transactions contemplated by the RSA are not consummated by the one-hundredth (100th) calendar day after the Company files for chapter 11 bankruptcy, and (iv) solicitation will commence by November 10, 2016.

Assuming implementation of the Plan, Stone expects that it will eliminate approximately $850 million in principal of outstanding debt and reduce its annual interest payment burden by approximately $46 million.

Although Stone intends to pursue the restructuring in accordance with the terms set forth in the RSA and the RSA Amendment, there can be no assurance that we will be successful in completing a restructuring or any other similar transaction on the terms set forth in the RSA and the RSA Amendment, on different terms or at all.

Purchase and Sale Agreement

As previously announced, on October 20, 2016, Stone entered into a purchase and sale agreement (the "PSA") with TH Exploration III, LLC, an affiliate of Tug Hill, Inc., for the sale of the Properties for $360 million in cash, subject to customary purchase price adjustments (the “Purchase Price”).

The sale has an effective date of June 1, 2016. From October 20, 2016 through December 19, 2016 (the “Diligence Period”), the intended purchaser will conduct customary due diligence to assess the aggregate dollar value of any title and environmental defects associated with the Properties. The parties expect to close the sale by February 25, 2017, subject to customary closing conditions and approval by the Bankruptcy Court.

The PSA may be terminated, upon the occurrence of certain events, subject to certain exceptions, including without limitation (i) if the closing has not occurred by March 1, 2017, (ii) if, on or prior to the end of the Diligence Period, title and environmental defect amounts (after application of customary thresholds and deductibles), casualty losses and the value of any assets excluded from the Properties due to the exercise of preferential purchase rights or consents equal or exceed $10 million in the aggregate, and (iii) if Stone fails to file for bankruptcy on or before December 9, 2016.

Bank Credit Facility

We have also been engaged in discussions and have exchanged proposals with the lenders under our bank credit facility with respect to the treatment of the bank credit facility in a chapter 11 proceeding and a related amendment to the bank credit facility; however, no agreement has been reached.  While we expect to continue discussions and related negotiations with the lenders under our bank credit facility, there can be no assurance that an agreement will be reached.

For additional details regarding the RSA and the PSA, and the RSA Amendment, please see Stone’s Current Reports on Form 8-K filed on October 21, 2016 and November 4, 2016, respectively.

Operational Update

Pompano Platform Production Update (Deep Water). On June 28, 2016, the gas processing plant in Pascagoula, Mississippi experienced an explosion that shut down the facility, which is currently expected to return to operation late in the fourth quarter of 2016. Although Stone has no direct interest in the plant, it processed approximately 20-25 MMcf per day (gross) of gas produced from the Pompano platform. On July 21, 2016, we negotiated an agreement to flow gas to an alternate market, which allowed us to produce oil and gas from the Pompano platform with no additional pipeline curtailments. Our arrangement does not guarantee available capacity, so gas re-injection remains a fallback option if needed.

Mississippi Canyon 26 - No. 1 Amethyst Well (Deep Water). As previously reported, production from our Amethyst well was shut in during late April 2016 to allow for a technical evaluation. During the first week of November, we initiated acid stimulation work and are intermittently flowing the well while we continue to observe and evaluate the well’s performance. We have identified potential factors which may explain the reason for the April 2016 pressure decline and ultimate production shut in. If the well continues to perform, we expect to flow and evaluate the well for an extended period of time at a 10-15 MMcf per day rate, although the gas export pipeline capacity may be temporarily restricted due to the Pascagoula gas plant outage.

Mississippi Canyon 109 - No. A-22 Well Recompletion (Deep Water). On September 27, 2016, we initiated recompletion operations on the Mississippi Canyon 109 No. A-22 ST1 well to target the “H” sand in the Pliocene interval. We expect the well to resume production in mid-November with initial volumes estimated to range from 300 to 350 Boe per day. Stone holds a 100% working interest in this well, which ties back to our Amberjack platform.

Pompano Platform Drilling Program (Deep Water). In early June 2016, we temporarily stacked the platform rig in place to preserve liquidity. We currently expect to resume platform drilling operations in early 2017. There are up to three additional development wells to be drilled from the Pompano platform. Each additional development well is expected to provide production volumes ranging from 500 to over 1,500 Boe per day per well after hook-up. Stone holds a 100% working interest in these wells.

Mississippi Canyon 117 - Rampart Deep and Rampart Shallow (Deep Water).  The Rampart exploration prospects (Deep and Shallow) target the Miocene interval and are expected to be tied back to the Pompano platform, if successful.  Stone currently holds a 100% working interest in the prospect and expects to reduce its working interest before drilling would commence.  The prospects are located nine miles from Stone’s Pompano platform, and each well is estimated to take three months to drill.

Mississippi Canyon 72 - Derbio (Deep Water).  The Derbio prospect is located five miles from Stone’s Pompano platform and targets the Miocene interval. If successful, a tie-back to the Pompano platform is likely. Stone currently holds a 100% working interest in the prospect, although a reduction to its working interest is expected before drilling would commence. The well is estimated to take three months to drill.

Alaminos Canyon 943 - Lamprey (Deep Water).  We have engaged in discussions with potential partners regarding the 100% owned Lamprey prospect, and we have not secured a partner on this project to date. A significant reduction to Stone’s working interest would be required before progressing this project.

Appalachia Basin.  As reported on June 29, 2016, Stone entered into an interim gas gathering and processing agreement to produce the Mary field in Appalachia.  The initial term of the interim agreement was through August 31, 2016, and it continues on a month to month basis thereafter, unless terminated by either party. During the third quarter of 2016, production from the Mary field averaged over 90 MMcfe per day, with total Appalachia volumes averaging 112 MMcfe per day. Most wells in Appalachia have returned to production and we expect daily production rates from Appalachia to average 120 MMcfe to 140 MMcfe per day in the fourth quarter.

During the third quarter of 2016, we negotiated the termination of the contract for the Appalachia drilling rig. Due to capital constraints, we expect to limit Appalachian activities for the remainder of 2016 to maintaining production and core leasehold interests and to other maintenance operations.

Fourth Quarter of 2016 Guidance

Selected guidance for the fourth quarter and full year 2016 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for the fourth quarter of 2016 production includes previously mentioned operational updates, including the assumption that the Mary field in Appalachia remains online through year end under the terms of the interim agreement. The guidance is also subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year

Production - MBoe per day (MMcfe per day)	41 - 43 (246 - 258)	35 - 37 (210 - 222)

Lease operating expenses (in millions)	-	$80 - $90
(excluding transportation/processing expenses)

Transportation, processing and gathering (in millions)	-	$31 - $34

Salaries, General & Administrative expenses (in millions)	-	$58 - $62
(excluding incentive compensation and non-recurring professional fess)

Depreciation, Depletion & Amortization (per MBoe)	-	$15.00 - $18.00
(per Mcfe)		$2.50 - $3.00

Corporate Tax Rate (%)	-	0% - 5%

Capital Expenditure Budget (in millions)	-	$160 - $170
(excludes farm out subsidies and rig stacking charges)

Hedge Position

The following table illustrates our derivative positions for 2016 as of November 7, 2016:

	Fixed-Price Swaps
	NYMEX
	Natural Gas		Oil
	Daily Volume (MMBtus/d)	Swap Price	Daily Volume (Bbls/d)	Swap Price
2016	10,000	$4.110	1,000	$90.00
2016	10,000	4.120	1,000	52.78
2016			1,000	49.75
2016			1,000*	45.00 - 54.75
*collar

New York Stock Exchange Notifications

On April 29, 2016, we were notified by the New York Stock Exchange (“NYSE”) that we were not in compliance with the NYSE's continued listing requirements, as the average closing price of our shares of common stock had fallen below $1.00 per share over a period of 30 consecutive trading days, which is the minimum average share price for continued listing on the NYSE. On May 17, 2016, we were notified by the NYSE that our average global market capitalization had been less than $50 million over a consecutive 30 trading-day period at the same time that our stockholders' equity was less than $50 million, which is non-compliant with the NYSE’s rules.

At the close of business on June 10, 2016, we effected a 1-for-10 reverse stock split in order to increase the market price per share of our common stock in order to regain compliance with the NYSE's minimum share price requirement. Stone’s shares of common stock continue to trade on the NYSE under the symbol “SGY” but trade under the new CUSIP number 861642304. We were notified on July 1, 2016 that we cured the minimum share price deficiency and that we were no longer considered non-compliant with the $1.00 per share average closing price requirement, although we remain non-compliant with the $50 million market capitalization and stockholders' equity requirements.

On June 30, 2016, we submitted our 18-month business plan for curing the average market capitalization and stockholders' equity deficiencies to the NYSE. The NYSE accepted the plan on August 4, 2016 and will continue to review the company on a quarterly basis for compliance with the plan. Upon acceptance of the plan by the NYSE, and after two consecutive quarters of sustained market capitalization above $50 million, we would no longer be non-compliant with the market capitalization and stockholders' equity requirements. During the 18-month cure period, our shares of common stock will continue to be listed and traded on the NYSE, unless we experience other circumstances that subject us to delisting, including abnormally low market capitalization. If we fail to meet the material aspects of the plan or any of the quarterly milestones, the NYSE will review the circumstances and variance, and determine whether such variance warrants commencement of suspension and delisting procedures. Upon a delisting from the NYSE, we would commence trading on the OTC Pink. On September 20, 2016, we submitted a second quarter 2016 update to our plan to mitigate listing deficiencies, and the update was accepted by the NYSE on September 22, 2016. Upon filing, or announcement of intention to file, for relief under chapter 11 of the Bankruptcy Code, a company below a listing standard is subject to immediate suspension and delisting. However, if we are profitable or have positive cash flow, or if we are demonstrably in sound financial health despite the bankruptcy proceedings, the NYSE may evaluate our plan in light of the filing or announcement of intent to file without immediately suspending and delisting our common stock.

Other Information

Stone Energy will not be hosting a conference call to discuss the third quarter of 2016 operational and financial results.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net loss.” Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities. Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net loss is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to net cash provided by operating activities and a reconciliation of adjusted net loss to net loss.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility; the ability to consummate the sale of the Properties as contemplated by the PSA; the ability to confirm and consummate a plan of reorganization in accordance with the terms of the RSA; risks attendant to the bankruptcy process, including the effects thereof on the company's business and on the interests of various constituents, the length of time that the company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization; potential adverse effects on the company's liquidity or results of operations; increased costs to execute the reorganization; effects on the market price of the company's common stock and on the company's ability to access the capital markets, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements. Stone assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION SUMMARY STATISTICS (In thousands, except per share/unit amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
FINANCIAL RESULTS
Net loss	$(89,635)	$(291,965)	$(474,180)	$(772,259)
Net loss per share	$(16.01)	$(52.82)	$(84.90)	$(139.83)
PRODUCTION QUANTITIES
Oil (MBbls)	1,563	1,509	4,746	4,665
Natural gas (MMcf)	8,096	8,328	20,042	32,066
Natural gas liquids (MBbls)	686	765	1,294	2,242
Oil, natural gas and NGLs (MBoe)	3,598	3,662	9,380	12,252
Oil, natural gas and NGLs (MMcfe)	21,590	21,972	56,282	73,508
AVERAGE DAILY PRODUCTION
Oil (MBbls)	17.0	16.4	17.3	17.1
Natural gas (MMcf)	88.0	90.5	73.1	117.5
Natural gas liquids (MBbls)	7.5	8.3	4.7	8.2
Oil, natural gas and NGLs (MBoe)	39.1	39.8	34.2	44.9
Oil, natural gas and NGLs (MMcfe)	234.7	238.8	205.4	269.3
REVENUE DATA
Oil revenue	$71,116	$105,013	$204,102	$324,105
Natural gas revenue	15,601	17,367	43,327	72,611
Natural gas liquids revenue	6,666	5,980	15,119	29,379
Total oil, natural gas and NGLs revenue	$93,383	$128,360	$262,548	$426,095
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$42.10	$45.51	$38.86	$48.74
Natural gas (per Mcf)	1.63	1.65	1.68	1.94
Natural gas liquids (per Bbl)	9.72	7.82	11.68	13.10
Oil, natural gas and NGLs (per Boe)	23.82	24.15	24.86	26.04
Oil, natural gas and NGLs (per Mcfe)	3.97	4.02	4.14	4.34
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$45.50	$69.59	$43.01	$69.48
Natural gas (per Mcf)	1.93	2.09	2.16	2.26
Natural gas liquids (per Bbl)	9.72	7.82	11.68	13.10
Oil, natural gas and NGLs (per Boe)	25.95	35.05	27.99	34.78
Oil, natural gas and NGLs (per Mcfe)	4.33	5.84	4.66	5.80
AVERAGE COSTS
Lease operating expenses (per Boe)	$4.72	$6.62	$5.90	$6.47
Lease operating expenses (per Mcfe)	0.79	1.10	0.98	1.08
Transp, processing and gathering exp (per Boe)	2.96	4.97	1.99	4.56
Transp, processing and gathering exp (per Mcfe)	0.49	0.83	0.33	0.76
Salaries, general and administrative expenses (per Boe)	4.29	5.34	5.14	4.32
Salaries, general and administrative expenses (per Mcfe)	0.71	0.89	0.86	0.72
DD&A expense on oil and gas properties (per Boe)	16.08	16.60	17.42	18.19
DD&A expense on oil and gas properties (per Mcfe)	2.68	2.77	2.90	3.03

AVERAGE SHARES OUTSTANDING - Diluted	5,560	5,528	5,585	5,523

STONE ENERGY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenue:
Oil production	$71,116	$105,013	$204,102	$324,105
Natural gas production	15,601	17,367	43,327	72,611
Natural gas liquids production	6,666	5,980	15,119	29,379
Other operational income	1,044	1,392	1,737	3,184
Derivative income, net	—	2,444	—	4,871
Total operating revenue	94,427	132,196	264,285	434,150
Operating expenses:
Lease operating expenses	16,976	24,244	55,349	79,250
Transportation, processing and gathering expenses	10,633	18,208	18,657	55,851
Production taxes	835	2,052	1,894	6,394
Depreciation, depletion and amortization	58,918	61,936	166,707	226,309
Write-down of oil and gas properties	36,484	295,679	284,337	1,011,385
Accretion expense	10,082	6,498	30,147	19,315
Salaries, general and administrative expenses	15,425	19,552	48,193	52,977
Incentive compensation expense	2,160	794	11,809	3,621
Restructuring fees	5,784	—	16,173	—
Other operational expenses	9,059	442	49,266	1,612
Derivative expense, net	199	—	687	—
Total operating expenses	166,555	429,405	683,219	1,456,714
Loss from operations	(72,128)	(297,209)	(418,934)	(1,022,564)
Other (income) expenses:
Interest expense	16,924	10,872	49,764	31,709
Interest income	(58)	(47)	(474)	(235)
Other income	(272)	(411)	(840)	(1,167)
Other expense	16	148	27	148
Total other expenses	16,610	10,562	48,477	30,455
Loss before income taxes	(88,738)	(307,771)	(467,411)	(1,053,019)
Provision (benefit) for income taxes:
Current	(991)	—	(4,178)	—
Deferred	1,888	(15,806)	10,947	(280,760)
Total income taxes	897	(15,806)	6,769	(280,760)
Net loss	$(89,635)	$(291,965)	$(474,180)	$(772,259)

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE DISCRETIONARY CASH FLOW to NET CASH PROVIDED BY OPERATING ACTIVITIES (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss as reported	$(89,635)	$(291,965)	$(474,180)	$(772,259)
Reconciling items:
Depreciation, depletion and amortization	58,918	61,936	166,707	226,309
Write-down of oil and gas properties	36,484	295,679	284,337	1,011,385
Deferred income tax provision (benefit)	1,888	(15,806)	10,947	(280,760)
Accretion expense	10,082	6,498	30,147	19,315
Non-cash stock compensation expense	1,725	3,135	6,407	9,163
Non-cash interest expense	4,875	4,473	14,278	13,210
Non-cash derivative expense	236	2,923	1,261	10,854
Other non-cash expense	—	—	6,081	—
Discretionary cash flow	24,573	66,873	45,985	237,217
Change in income taxes payable	24,771	5	21,584	7,211
Settlement of asset retirement obligations	(4,400)	(23,903)	(15,106)	(59,826)
Other working capital changes	(9,921)	10,340	(19,570)	14,378
Net cash provided by operating activities	$35,023	$53,315	$32,893	$198,980

STONE ENERGY CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURE ADJUSTED NET LOSS to NET LOSS (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net loss as reported	$(89,635)	$(291,965)	$(474,180)	$(772,259)
Reconciling items:
Write-down of oil and gas properties	36,484	295,679	284,337	1,011,385
Tax effect	(12,861)	(106,444)	(100,229)	(364,099)
Valuation allowance on deferred tax assets	24,551	94,294	162,948	94,294
Total reconciling items	48,174	283,529	347,056	741,580
Adjusted net loss	$(41,461)	$(8,436)	$(127,124)	$(30,679)

Net loss per share as reported	$(16.01)	$(52.82)	$(84.90)	$(139.83)
Per share effect of impairment charges	$8.61	$51.29	$62.14	$134.28
Net loss per share before impairment charges	$(7.40)	$(1.53)	$(22.76)	$(5.55)

STONE ENERGY CORPORATION CONSOLIDATED BALANCE SHEET (In thousands) (Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$182,399	$10,759
Accounts receivable	44,063	48,031
Fair value of derivative contracts	6,261	38,576
Current income tax receivable	19,863	46,174
Other current assets	11,176	6,881
Total current assets	263,762	150,421
Oil and gas properties, full cost method of accounting:
Proved	9,564,561	9,375,898
Less: accumulated depreciation, depletion and amortization	(9,054,069)	(8,603,955)
Net proved oil and gas properties	510,492	771,943
Unevaluated	404,226	440,043
Other property and equipment, net	27,227	29,289
Other assets, net	29,800	18,473
Total assets	$1,235,507	$1,410,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$29,259	$82,207
Undistributed oil and gas proceeds	7,439	5,992
Accrued interest	22,917	9,022
Asset retirement obligations	60,223	21,291
Current portion of long-term debt	292,795	—
Other current liabilities	10,903	40,712
Total current liabilities	423,536	159,224
Bank credit facility	341,500	—
7½% Senior Notes due 2022	770,427	770,009
1¾% Senior Convertible Notes due 2017	—	279,244
4.2% Building Loan	11,018	11,702
Asset retirement obligations	182,816	204,575
Other long-term liabilities	25,871	25,204
Total liabilities	1,755,168	1,449,958
Common stock	56	55
Treasury stock	(860)	(860)
Additional paid-in capital	1,657,028	1,648,687
Accumulated deficit	(2,179,803)	(1,705,623)
Accumulated other comprehensive income	3,918	17,952
Total stockholders’ equity	(519,661)	(39,789)
Total liabilities and stockholders’ equity	$1,235,507	$1,410,169